As filed with the Securities and Exchange Commission on February 14, 2000

                                                      Registration No. 333-94367

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                          ---------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1
                            ON FORM S-8 TO FORM S-4
                            REGISTRATION STATEMENT

                                     Under

                          THE SECURITIES ACT OF 1933

                          ---------------------------

                               Johnson & Johnson
            (Exact name of Registrant as specified in its charter)

            New Jersey                                      22-1024240
   (State of other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                      Identification No.)

                          One Johnson & Johnson Plaza
                        New Brunswick, New Jersey 08933
         (Address, including ZIP code, of Principal Executive Offices)
                          ---------------------------
                Innovasive Devices, Inc. 1992 Stock Option Plan
        Innovasive Devices, Inc. 1996 Non-Employee Director Stock Plan
               Innovasive Devices, Inc. 1996 Omnibus Stock Plan
                           (Full Title of the Plans)
                          ---------------------------
                           Steven M. Rosenberg, Esq.
                          One Johnson & Johnson Plaza
                        New Brunswick, New Jersey 08933
                           Telephone: (732) 524-0400

(Name, address, and telephone number, including area code, of agent for service)
                         ---------------------------
                                  Copies to:
                            Robert A. Kindler, Esq.
                            Cravath, Swaine & Moore
                                Worldwide Plaza
                               825 Eighth Avenue
                              New York, NY 10019
                                (212) 474-1000



                       CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                                          Proposed        Proposed
                                                          maximum         maximum
  Title of securities             Amount to be         offering price     aggregate            Amount of
   to be registered                registered            per share      offering price      registration fee
---------------------------------------------------------------------------------------------------------------
Common Stock, par value
$1.00 per share...........       183,617 shares(1)          (2)              (2)                    (2)
===============================================================================================================

(1) These shares were originally registered on the Registration Statement on Form S-4 to which this Amendment relates.

(2) Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Preliminary Proxy Statement on Schedule 14A of Innovasive Devices, Inc. on December 21, 1999 and the filing of the Registration Statement on Form S-4 on January 10, 2000, to register 1,094,458 shares of Johnson & Johnson common stock, par value $1.00 per share, issuable to shareholders of Innovasive Devices, Inc., including the 183,617 shares which may be issued pursuant to the Plans (as defined below). See "Introductory Statement".

                            INTRODUCTORY STATEMENT

     Johnson & Johnson ("Johnson & Johnson") hereby amends its Registration Statement on Form S-4 (No. 333-94367) (the "Form S-4") by filing this Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") relating to the sale of up to 183,617 shares of common stock, par value $1.00 per share, of Johnson & Johnson ("Johnson & Johnson Common Stock") issuable upon the exercise of stock options granted under the Innovasive Devices, Inc. 1992 Stock Option Plan, Innovasive Devices, Inc. 1996 Non-Employee Director Stock Plan and Innovasive Devices, Inc. 1996 Omnibus Stock Plan (collectively, the "Plans").

     On February 11, 2000, Raptor Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Johnson & Johnson ("Sub"), was merged with and into Innovasive Devices, Inc., a Massachusetts corporation ("Innovasive Devices"). As a result of such merger (the "Merger"), Innovasive Devices became a wholly owned subsidiary of Johnson & Johnson and each outstanding share (other than shares owned by Johnson & Johnson, Sub or Innovasive Devices) of Innovasive Devices common stock, par value $.0001 per share ("Innovasive Devices Common Stock"), was converted into .0948 shares of Johnson & Johnson Common Stock. In addition, each outstanding option issued pursuant to the Plans will no longer be exercisable for shares of Innovasive Devices Common Stock but, instead, will constitute an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to consummation of the Merger, the whole number (disregarding any fractional shares) of Johnson & Johnson Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the effective time of the Merger, at a price per share (rounded up to the nearest cent) equal to
(x) the aggregate exercise price for Innovasive Common Stock otherwise purchasable pursuant to such option divided by (y) the number of full shares of Johnson & Johnson Common Stock deemed purchasable pursuant to such option in accordance with the foregoing.

     The designation of the Post-Effective Amendment as Registration No. 333-94367 denotes that the Post-Effective Amendment relates only to the shares of Johnson & Johnson Common Stock issuable on the exercise of stock options under the Plans and that this is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Johnson & Johnson with the Securities and Exchange Commission (the "SEC") are incorporated herein by reference:

     (a) Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 3, 1999, as amended by an Amendment thereto filed on Form 10-K/A on June 22, 1999.

     (b) Johnson & Johnson's Quarterly Report on Form 10-Q for the quarter ended April 4, 1999.

     (c) Johnson & Johnson's Quarterly Report on Form 10-Q for the quarter ended July 4, 1999.

     (d) Johnson & Johnson's Quarterly Report on Form 10-Q for the quarter ended October 3, 1999.

     (e)  Johnson & Johnson's Current Report on Form 8-K filed December 14,
          1999.

     (f) The description of Johnson & Johnson Common Stock set forth in Johnson & Johnson's Registration Statements filed pursuant to
          Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

     All documents filed by Johnson & Johnson pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by Johnson & Johnson pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of Johnson & Johnson's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the issuance of the Johnson & Johnson Common Stock being registered hereby has been passed upon for Johnson & Johnson by Joseph S. Orban, Esq., Associate General Counsel of Johnson & Johnson. Mr. Orban is paid a salary by Johnson & Johnson, is a participant in various employee benefit plans offered to employees of Johnson & Johnson generally and owns and has options to purchase shares of Johnson & Johnson Common Stock.

Item 6. Indemnification of Directors and Officers.

     The New Jersey Business Corporation Act (the "NJBCA") provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

     The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided, that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

     Johnson & Johnson's Restated Certificate of Incorporation provides that, to the full extent that the laws of the State of New Jersey permit the limitation or elimination of the liability of directors and officers, no director or officer of Johnson & Johnson shall be personally liable to Johnson & Johnson or its stockholders for damages for breach of any duty owed to Johnson & Johnson or its stockholders.

     The By-laws of Johnson & Johnson provide that, to the full extent permitted by the laws of the State of New Jersey, Johnson & Johnson shall indemnify any person who was or is involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative (including, without limitation, any action, suit or proceeding by or in the right of Johnson & Johnson to procure a judgment in its favor), or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of Johnson & Johnson or, while serving as a director or officer of Johnson & Johnson, is or was at the request of Johnson & Johnson also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such proceeding; provided that, there shall be no indemnification under the By-laws with respect to any settlement or other nonadjudicated disposition of any threatened or pending such proceeding unless Johnson & Johnson has given its prior consent to such settlement or disposition. The right of indemnification created by the By-laws shall be a contract right enforceable by an indemnitee against Johnson & Johnson, and it shall not be exclusive of any other rights to which an indemnitee may otherwise be entitled. The indemnification provisions of the By-laws shall inure to the benefit of the heirs and legal representatives of an indemnitee and shall be applicable to proceedings commenced or continuing after the adoption of the By-laws, whether arising from acts or omissions occurring before or after such adoption. No amendment, alteration, change, addition or repeal of or to the By-laws shall deprive any indemnitee of any rights under the By-laws with respect to any act or omission of such indemnitee occurring prior to such amendment, alteration, change, addition or repeal.

     Johnson & Johnson enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that Johnson & Johnson agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the NJBCA, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, Johnson & Johnson agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending, or completed claim, action, suit, or proceeding by reason of the fact that they were, are, shall be, or shall have been a director or officer of Johnson & Johnson, or are or were serving, shall serve, or shall have served, at the request of Johnson & Johnson, as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See Exhibit Index.

Item 9. Undertakings.

(a)   Johnson & Johnson hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Johnson & Johnson pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Johnson & Johnson hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Johnson & Johnson's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Johnson & Johnson pursuant to the foregoing provisions, or otherwise, Johnson & Johnson has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Johnson & Johnson of expenses incurred or paid by a director, officer or controlling person of Johnson & Johnson in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Johnson & Johnson will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Johnson & Johnson certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick and State of New Jersey on the 11th day of February, 2000.

                                   JOHNSON & JOHNSON

                                   By /s/ R.S. Larson
                                      ------------------------------------------
                                   Name:    R. S. Larsen
                                   Title:   Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been duly signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                                      Date

/s/ (R. S. Larsen)           Chairman, Board of Directors,                   February 11, 2000
________________________     Chief Executive Officer and
(R. S. Larsen)               Director (Principal Executive
                             Officer)


/s/ (R. J. Darretta)         Vice President, Finance (Principal              February 11, 2000
________________________     Financial Officer)
(R. J. Darretta)


/s/ C. E. Lockett            Controller                                      February 10, 2000
________________________     (Principal Accounting Officer)
(C. E. Lockett)


/s/ G. N. Burrow             Director                                        February 10, 2000
________________________
(G. N. Burrow)


/s/ J. G. Cooney             Director                                        February 10, 2000
________________________
(J. G. Cooney)


________________________     Director
(J. G. Cullen)


/s/ M. J. Folkman
________________________     Director                                        February 10, 2000
(M. J. Folkman)


/s/ A. D. Jordan             Director                                        February 10, 2000
________________________
(A. D. Jordan)


/s/ A. G. Langbo             Director                                        February 11, 2000
________________________
(A. G. Langbo)


/s/ J. S. Mayo               Director                                        February 10, 2000
________________________
(J. S. Mayo)


/s/ L. F. Mullin             Director                                        February 10, 2000
________________________
(L. F. Mullin)


________________________     Director
(P. J. Rizzo)


/s/ H. B. Schacht            Director                                        February 11, 2000
________________________
(H. B. Schacht)

________________________     Director
(M. F. Singer)


                                                                             6

/s/ J. W. Snow               Director                                        February 10, 2000
________________________
(J. W. Snow)


/s/ R. N. Wilson             Director                                        February 11, 2000
________________________
(R. N. Wilson)


                                 EXHIBIT INDEX

 Exhibit
 Number                                                    Description

4.1 Provisions of the Restated Certificate of Incorporation of Johnson & Johnson dated May 21, 1996, that define the rights of securityholders of Johnson & Johnson (incorporated by reference to Exhibit 3 to Johnson & Johnson's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996).

4.2 Provisions of the By-Laws of Johnson & Johnson, as amended effective April 23, 1999, that define the rights of securityholders of Johnson & Johnson (incorporated by reference to Exhibit 3 to Johnson & Johnson's Quarterly Report on Form 10-Q for the quarterly period ended July 4, 1999).

5.1 Opinion of Joseph S. Orban, Esq., Associate General Counsel of Johnson & Johnson, regarding the legality of the securities being issued.

23.1          Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Joseph S. Orban, Esq., Associate General Counsel of Johnson & Johnson (included in Exhibit 5. 1).

24.1*         Power of Attorney.























________________________________

 * Previously filed.

                                                                  EXHIBIT 5.1



                       [LETTERHEAD OF JOHNSON & JOHNSON]


                                                             February 11, 2000


Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933

Ladies and Gentlemen:

          I am Associate General Counsel of Johnson & Johnson, a New Jersey corporation (the "Company"), and I am familiar with the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (Registration No. 333-94367) (as so amended, the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 183,617 shares of the Company's Common Stock, par value $1.00 per share ("Common Stock"), which will be issuable upon the exercise of stock options granted under the Innovasive Devices, Inc. 1992 Stock Option Plan, the Innovasive Devices, Inc. 1996 Non-Employee Director Stock Plan and the Innovasive Devices, Inc. Omnibus Stock Plan (together, the "Plans"), which have been assumed by the Company, in connection with the merger of Raptor Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of the Company ("Sub"), into Innovasive Devices, Inc., a Massachusetts corporation ("Innovasive Devices"), pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of November 8, 1999 (the "Merger Agreement") among the Company, Sub and Innovasive Devices.

     I have reviewed the Company's Restated Certificate of Incorporation and By-laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

     Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock, when issued upon the exercise of stock options under the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the use of my name under the caption "Interests of Named Experts and Counsel" in the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Joseph S. Orban
                                        _________________________
                                        Joseph S. Orban
                                        Associate General Counsel

                                                                  EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (No. 333-94367) of Johnson & Johnson of our report dated January 25, 1999, except as to the pooling of interests with Centocor, Inc. which is as of October 6, 1999, relating to our audits of the supplemental consolidated financial statements of Johnson & Johnson and subsidiaries as of January 3, 1999 and December 28, 1997, and for each of the three fiscal years in the period ended January 3, 1999, which report appears in the Current Report on Form 8-K of Johnson & Johnson filed on December 14, 1999. We also consent to the incorporation by reference in such registration Statement of our report dated January 25, 1999 relating to our audits of the consolidated financial statements and financial statement schedule of Johnson & Johnson and subsidiaries as of January 3, 1999 and December 28, 1997, and for each of the three fiscal years in the period ended January 3, 1999, which report is included in the Johnson & Johnson 1998 Annual Report to Shareowners, which is incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended January 3, 1999.

                                                /s/ PricewaterhouseCoopers LLP
                                                ______________________________

                                                PricewaterhouseCoopers LLP

New York, New York
February 10, 2000